          As filed with the Securities and Exchange Commission on April 20, 2006

Registration No. 333-130889

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6
TO
 FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMERICAN MOLD GUARD, INC.

(Exact name of Registrant as specified in its charter)

California	1799	74-3077656
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

30200 Rancho Viejo Road
Suite G
San Juan Capistrano, California 92675
(949) 240-5144
(949) 240-6144 Facsimile

(Address, including zip code, and telephone number, including area code, of Registrant’s executive offices)

Thomas Blakeley
Chief Executive Officer
American Mold Guard, Inc.
30200 Rancho Viejo Road
Suite G
San Juan Capistrano, California 92675
(949) 240-5144
(949) 240-6144 Facsimile

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Joel J. Goldschmidt, Esq.	Debra K. Weiner, Esq.
Morse, Zelnick, Rose & Lander LLP	Wickersham & Murphy, P.C.
405 Park Avenue	430 Cambridge Avenue
Suite 1401	Suite 100
New York, New York 10022	Palo Alto, California 94306
(212) 838-8269	(650) 323-6400
(212) 838-9190 Facsimile	(650) 323-1108 Facsimile

          Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), check the following box. ☒

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

          THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

EXPLANATORY NOTE

American Mold Guard, Inc. has prepared this Amendment No. 6 to the Registration Statement on Form SB-2 (file no. 333-130889) for the purpose of filing with the Securities and Exchange Commission additional required undertakings in Part II to the Registration Statement. This Amendment No. 6 does not modify any provision of the Prospectus that forms a part of the Registration Statement and accordingly, such Prospectus has not been included herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers

          Section 317 of the California General Corporation Law grants us the power to indemnify our directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation - a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, bylaws, disinterested director vote, shareholder vote, agreement or otherwise.

          Our Articles of Incorporation provides that we indemnify and hold harmless each of our directors and officers to the fullest extent authorized by the California General Corporation Law, against all expense, liability and loss (including attorney’s fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith.

          Our Articles of Incorporation also provides that a director will not be personally liable to us or to our shareholders for monetary damages for breach of the fiduciary duty of care as a director. This provision does not eliminate or limit the liability of a director:

•	for breach of his or her duty of loyalty to us or to our shareholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 316 of the California General Corporation Law (relating to unlawful payments or dividends or unlawful stock repurchases or redemptions); or

•	for any improper benefit.

          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to our Articles of Incorporation, Bylaws and the California General Corporation Law, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and is, therefore, unenforceable.

          The Underwriting Agreement provides for reciprocal indemnification between us and our controlling persons, on the one hand, and the underwriters and their respective controlling persons, on the other hand, against certain liabilities in connection with this offering, including liabilities under the Securities Act.

Item 25. Other Expenses of Issuance and Distribution.

          The following are the expenses of the issuance and distribution of the securities being registered, other than underwriting commissions and expenses, all of which will be paid by the Company. Other than the SEC registration fee and the NASD filing fees all of such expenses are estimated.

SEC Registration fee	$11,416
NASD fee	$11,169
Nasdaq Capital Market listing fee	$45,000	*
Boston Stock Exchange listing fee	$15,000
Printing expenses	$125,000	*
Accounting fees and expenses	$100,000	*
Legal fees and expenses	$400,000	*
Blue sky filing fees and related attorney fees and expenses	$70,000	*
Transfer agent and registrar fees and expenses	$3,500	*
"Road Show" and miscellaneous other expenses	$193,915	*

Total	$975,000	*

*	Estimated.

Item 26. Recent Sales of Unregistered Securities.

          In the last three years, we sold the following unregistered securities:

          I. Debt Instruments

A.	10% Unsecured Notes Due August 31, 2006 —

In September 2005, we sold $1.5 million aggregate principal amount of our 10% unsecured promissory notes due August 31, 2006 and the right to receive $1.5 million of units sold in this offering based on the initial public offering price per unit. Paulson Investment Company acted as placement agent. The Unsecured Notes were sold to 39 accredited investors. The gross proceeds were $1.5 million and the placement agent fee was 10% of the principal amount of the Unsecured Notes placed by Paulson, or $120,000.

B.	Other Unsecured Notes —

•

In March 2006, we issued a $250,000 principal amount unsecured promissory note, bearing interest at 10% per annum, to an institutional accredited investor. The original principal amount and all accrued but unpaid interest is due May 31, 2007. In order to induce the investor to purchase this note, our chief executive agreed to transfer 25,000 shares of common stock (post reverse split) that he personally owns to the investor. We paid $20,000 commission to a registered broker dealer in connection with this sale, resulting in net proceeds to us of $230,000.

•

In March 2006, we issued a $250,000 principal amount unsecured promissory note, bearing interest at 10%, to Paulson Investment Company, the representative of the several underwriters of this offering. Under the terms of this note, we are entitled to up to five weekly draws not to exceed $50,000 each. The aggregate amount drawn plus the accrued interest thereon is payable out of the net proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note.

•

In November 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due January 1, 2007 but is prepayable out of the proceeds of a registered public offering by the company. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

•

In September 2005, we issued a $100,000 principal amount unsecured promissory note bearing interest at 10% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due August 31, 2006 but is prepayable out of the proceeds of a registered public offering by the company. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of the note were $100,000.

•

On August 9, 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the representative of the several underwriters of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable October 15, 2006 but is prepayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

•

On July 11, 2005, we issued a $200,000 principal amount unsecured promissory note, bearing interest at 10% per annum to Paulson Investment Company, the representative of the several underwriters of this offering. The original principal amount and all accrued but unpaid interest thereon is due and payable July 11, 2006 but is prepayable out of the proceeds of this offering. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of this note were $200,000.

•

In November 2003, we issued a $75,000 principal amount unsecured promissory note bearing interest at 7% per annum to an accredited investor. The original principal amount and all accrued but unpaid interest is due December 31, 2006. No commission or placement agent fee was payable in connection with the issuance of this note. The gross proceeds from the sale of the note were $75,000.

C.	Convertible Notes and Warrants —

From September 2004 through April 2005, we issued $1.95 million aggregate principal amount of our 10% secured convertible notes due September 30, 2007. In April 2005, simultaneously with the issuance of a $600,000 Convertible Note, we also issued warrants to purchase 500,000 shares of common stock (171,418 shares post-split). There was no placement agent involved in connection with the sale of the convertible notes. The purchaser of the convertible notes, Crestridge Investments AMG Moldguard, L.L.C., is an accredited investor. The aggregate offering price for the convertible notes and warrants was $1.95 million. No commissions, discounts or placement agent fees were incurred in connection with the sale of the convertible notes.

II. Equity Securities

A.	Series B Preferred Stock —

From February 2004 through September 2004, we issued 467,000 shares of our Series B Preferred Stock to approximately 13 investors. There was no placement agent involved in connection with the sale of the Series B Preferred Stock. All of the purchasers of the Series B Preferred Stock were all accredited investors. The gross proceeds from the sale of the Series B Preferred stock were $934,000.

B.	Series A Preferred Stock —

In July 2003, we issued 499,999 shares of our Series A Preferred Stock to seven investors. There was no placement agent involved in connection with the sale of the Series A Preferred Stock. All of the purchasers of the Series A Preferred Stock were accredited investors. The total gross proceeds from the sale of the Series A Preferred Stock was $625,000.

C.	Common Stock (All share amounts are pre-reverse stock split)

•

On April 1, 2003, we issued 1,520,000 shares of our common stock to three persons in consideration for past services valued at $9,500 that were rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	800,000	Past services valued at $5,000
KPC, LLC	400,000	Past services valued at $2,500
Brad Barnes	320,000	Past services valued at $2,000

•	On June 26, 2003, we issued 33,000 shares of our common stock to John W. Martin in consideration for legal services valued at $10,618 that were rendered to us by Mr. Martin.

•

On October 1, 2003, we issued 290,000 shares of our common to five persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	70,000	Past services valued at $56,000
KPC, LLC	50,000	Past services valued at $40,000
Brad Barnes	110,000	Past services valued at $88,000
Chris Dunk	50,000	Past services valued at $40,000
John W. Martin	10,000	Past services valued at $8,000

•	On December 19, 2003, we issued 52,000 shares of our common stock to Tom Blakeley in consideration for past services valued at $41,000 that were rendered to us by Mr. Blakeley.

•	On January 16, 2004, we issued 66,489 shares of our common stock to John W. Martin in consideration for legal services valued at $83,111 that were rendered to us by Mr. Martin.

•

On January 29, 2004, we issued 17,500 shares of our common stock to two persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Davidson	10,000	Past services valued at $8,000
Kevin Turner	7,500	Past services valued at $6,000

•	In January 2004, we issued an option to Brian Lewis to purchase 10,000 shares of our common stock for $1.25 per share for consulting services.

•

On February 4, 2004, we issued 46,000 shares of our common stock to three persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Hirschman	18,000	Past services valued at $14,400
Juan Escalante	18,000	Past services valued at $14,400
John W. Martin	10,000	Past services valued at $8,000

•

On March 19, 2004, we issued 12,572 shares of our common stock to two persons in consideration for past services rendered to us by such persons. The shares were issued to the following persons/entities in the amounts and for the values indicated:

Name	Number of Shares	Consideration Received

Mark Davidson	5,715	Past services valued at $10,000
Gary Shrigley	6,875	Past services valued at $12,000

•	On March 24, 2004, we issued 100,000 shares of our common stock to Brian Cowley in consideration for past services valued at $80,000 that were rendered to us by Mr. Cowley.

•	On March 31, 2004, we issued 10,000 shares of our common stock to Adrian Turcott in satisfaction of an interest payment that was due to Mr. Turcott in the amount of $12,500.

•	On April 15, 2004, we issued 30,000 shares of our common stock to Adrian Turcott in satisfaction of an interest payment that was due to Mr. Turcott in the amount of $37,500.

•	On July 9, 2004, we issued 375,000 shares of our common stock to the following nine persons in the amounts and for the consideration indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	100,000	Past services valued at $125,000
Brad Barnes	110,000	Past services valued at $137,500
Chris Dunk	20,000	Past services valued at $25,000
Mark Davidson	85,000	Past services valued at $106,250
John W. Martin	30,000	Past services valued at $37,500
Brett Glava	5,000	Past services valued at $6,250
Robert Hurdle	5,000	Past services valued at $6,250
Brian Cowley	10,000	Interest payment due of $12,500
Adrian Turcott	10,000	Interest payment due of $12,500

•	On December 14, 2004, we issued 54,000 shares of our common stock to the following four persons in the amounts and for the consideration indicated:

Name	Number of Shares	Consideration Received

Tom Blakeley	10,000	Past services valued at $12,500
Brad Barnes	10,000	Past services valued at $12,500
John W. Martin	10,000	Past services valued at $12,500
Brian Cowley	4,000	Interest payment due of $5,000

•

On February 1, 2005, we issued 10,000 shares of our common stock to Evaristo Gallardo in exchange for all of the issued and outstanding common stock of Trust One Termite, Inc., a California corporation, which shares of common stock of Trust One Termite, Inc. were valued at $12,500.

•	On March 31, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•	On June 30, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•	In August 2005, we issued an option to Jeff Gold to purchase 20,000 shares of our common stock for $1.25 per share for consulting services.

•	On September 30, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•

In November 2005, we issued warrants covering 250,000 shares of our common stock, having an exercise price of $1.25 per share, in consideration of him releasing us from our obligation to issue him 125,000 shares

•	On December 31, 2005, we issued 6,000 shares of our common stock to Brian Cowley as additional interest on outstanding loans.

•	On December 31, 2005, we issued 128,847 shares of our common stock to Morse, Zelnick, Rose & Lander, LLP for legal services rendered prior to October 1, 2005.

•	On December 31, 2005, we issued 36,222 shares of our common stock to Christopher Dunk in payment of commissions due to him.

•	On December 31, 2005, we issued 24,886 shares of our common stock to Adrian Turcotte in satisfaction of an indebtedness and accrued interest in the aggregate amount of $31,107.

•	On December 31, 2005, we issued 22,272 shares of our common stock to Peter Wilson in satisfaction of an indebtedness and accrued interest in the aggregate amount of $27,840.

          The foregoing securities were issued in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, provided in Section 4(2) thereof, as a transaction by an issuer not involving a public offering. The registrant reasonably believed that each purchaser had such knowledge and experience in financial and business matters to be capable of valuating the merits and risks of the investment, each purchaser represented an intention to acquire the securities for investment only and not with a view to distribution thereof and appropriate legends were affixed to the stock certificates or warrants.

Item 27. Exhibits

Exhibit No.		Description

1		Form of Underwriting Agreement**
3.1		Articles of Incorporation, as amended**
3.2		Amended and Restated Bylaws**
4.1		Specimen stock certificate**
4.2		Form of warrant agreement, including form of Class A and Class B warrants**
4.3		Specimen unit certificate**
4.4		Revised form of representative’s warrant
5.1		Form of opinion of Morse, Zelnick, Rose & Lander, LLP**
10.1		American Mold Guard, Inc. Amended and Restated Equity Incentive Plan
10.2		Annual Reward Plan**
10.3		Employment Agreement - Tom Blakeley**
10.4		Employment Agreement - Mark Davidson**
10.5		Severance Agreement and Mutual General Release with Brad Barnes**
10.6		Joint Marketing Cooperative Endeavor Agreement with Gulf Coast Mold Guard, LLC**
10.7	(a)	Director Nominee Consent – Michael A. Katz**
	(b)	Director Nominee Consent – Thomas C. Donnelly**
	(c)	Director Nominee Consent – James Crofton**
	(d)	Director Nominee Consent – Frank Brandenberg**
10.8		Form of Indemnification Agreement for Directors and Officers**
21		Subsidiary schedule**
23.1		Consent of Haskell & White LLP**
23.2		Consent of Morse, Zelnick, Rose & Lander, LLP (included in Exhibit 5.1)**
24		Power of Attorney (included in signature page)**

**	Previously filed.

Item 28. Undertakings

          A. The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

                    (a) include any prospectus required by Section 10(a)(3) of the Securities Act;

                    (b) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                    (c) include any additional or changed material information with respect to the plan of distribution.

               (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

               (5) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

               (6) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (7) For the purpose of determining liability under the Securities Act to any purchaser:

                     Each prospectus filed pursuant to Rule 424(b) under the Securities Act as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

               (8) For the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:

          The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                    (a) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 of this chapter;

                    (b) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                    (c) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                    (d) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

          B. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

          C. To provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

          D. The undersigned Registrant hereby undertakes that:

               (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

          In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Juan Capistrano, State of California on April 20, 2006.

AMERICAN MOLD GUARD, INC.

By:	/s/ THOMAS BLAKELEY

Thomas Blakeley, Chief Executive Officer

          In accordance with the requirements of the Securities Act of 1933, as amended, the following persons have signed this Registration Statement in the capacities indicated on the date set forth above.

	Signature	Title	Date

	/s/ THOMAS BLAKELEY	Chief Executive Officer and Chairman of the
		Board of Directors (Principal Executive Officer)	April 20, 2006
Thomas Blakeley

	/s/ MARK DAVIDSON	Chief Financial Officer
		(Principal Financial and Accounting Officer)	April 20, 2006
Mark Davidson

	/s/ BRAD BARNES*	Director	April 20, 2006

Brad Barnes

	/s/ JOHN W. MARTIN*	Director	April 20, 2006

John W. Martin

* By:	THOMAS BLAKELEY

Thomas Blakeley,
Attorney-in-fact